PRESS RELEASE

LAS VEGAS, NEVADA, March 26, 2015 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the fourth quarter and year ended December 31, 2014.

Consolidated Net revenues were $84.8 million for the fourth quarter of 2014 compared to $78.3 million for the fourth quarter of 2013, an increase of 8.3%. ACEP reported fourth quarter net income of $0.2 million for 2014 compared to net loss of $2.8 million for the fourth quarter of 2013. Adjusted EBITDA increased 20.8% to $14.5 million for the fourth quarter of 2014 compared to $12.0 million for the fourth quarter of 2013. Adjusted EBITDA Margin increased to 17.1% compared to 15.3% in 2013.

The increase in consolidated Net revenues for the fourth quarter of 2014 was driven by the casino, hotel and food and beverage divisions and was primarily the result of increased slot revenue, higher occupancy, increased average daily rates and resort fees, and higher food covers. For the three months ended December 31, 2014, certain expenses had an impact on income from operations. For the fourth quarter of 2014, non-cash share-based compensation expense was approximately $492,000 compared to zero for the fourth quarter of 2013.

The Stratosphere - Stratosphere’s Net revenues increased 10.4% in the fourth quarter of 2014 compared to the fourth quarter of 2013. Stratosphere increased room nights by 11.5% and occupancy increased 8.1 percentage points to 78.5%; the property’s best fourth quarter occupancy since 2009. Hotel revenue increased 23.3% in the fourth quarter of 2014 compared to the fourth quarter of 2013, due to the increase in occupancy, a 6.5% increase in average daily room rates and a 43.3% increase in resort fee revenue. For the year, Stratosphere increased its share of room nights occupied reported by the Las Vegas Convention and Visitors Authority. In the fourth quarter, casino revenues decreased 2.8% due primarily to a 2.3% and 6.1% decrease in slot coin in and table drop, respectively. Food and beverage revenues increased 15.7% due to increased food covers and higher average revenue per cover. Tower revenue increased 4.6% due to increased admissions. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA Margin during the fourth quarter of 2014.

Arizona Charlie’s - The Arizona Charlie’s Net revenues increased 2.7% in the fourth quarter as compared to the fourth quarter of 2013. Casino, hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy at both properties and higher average daily room rates at Arizona Charlie's Decatur. Casino revenues increased 0.7% on increased bingo volume and hold. Food and beverage revenues increased due to increased food covers. As a result of increased expenses, Adjusted EBITDA and Adjusted EBITDA Margin decreased at the Arizona Charlie’s properties during the fourth quarter of 2014 as compared to the fourth quarter of 2013. In the Las Vegas Locals market, fourth quarter gaming revenue increased 2.2% with increases in both tables and slots. Combined with the third quarter, the market produced a 1.1% increase in gaming including a 4.8% increase in tables and a 1.2% increase in slots. This may be the reversal of a negative trend that began after year-over-year increases in 2011 and the first three quarters of 2012.

The Aquarius - The Aquarius’ Net revenues increased 10.3% in the fourth quarter of 2014 compared to the fourth quarter of 2013. ADR increased 5.8% in the fourth quarter of 2014 and occupancy increased to 42.2% in the fourth quarter of 2014 compared to 39.8% in the fourth quarter of 2013. Casino revenue increased 9.8% due to increased slot and table revenue. Adjusted EBITDA and Adjusted EBITDA Margin both increased in the fourth quarter of 2014 as compared to the fourth quarter of 2013. Visitation to Laughlin increased 3.2% marking the second year in a row the market has reported increased visitors in the fourth quarter. The increase was not enough to offset declines throughout the year and visitation fell 2.0% for the year. Visitors, however, extended their stays and total room nights occupied increased 7.9% in the fourth quarter and 2.3% for the year. Fourth quarter gaming revenue

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

increased 7.3% on an 8.3% increase in slots. As a result, Laughlin reported a 1.0% increase in gaming revenue for the year. 2014 is the first year-over-year increase in gaming revenue since 2007.

For the year ended December 31, 2014, our consolidated Adjusted EBITDA increased 6.4% to $66.6 million on Net revenues of $351.1 million. Consolidated Net income was $7.0 million compared to a Net loss of $15.1 million in 2013.

Financial Statistics as of December 31, 2014:
•	Cash	$77.0 million
•	Unrestricted Cash	$68.5 million
•	Consolidated Total Debt	$332.7 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended December 31, 2014	$14.5 million

On March 31, 2015 , ACEP will make a principal payment on our First Lien Term Loan in the amount of $30,000,000. This amount will include our consolidated excess cash flow payment and a voluntary prepayment.

Conference Call Information:
We will hold our fourth quarter and year end 2014 earnings conference call, Thursday, March 26th, 2015 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 1-888-481-2844 (US/Canada toll-free). The pass code is 5008997. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.7	$47.3	$199.3	$199.0
Hotel	16.7	13.8	71.9	64.0
Food and beverage	18.4	16.3	73.5	68.3
Tower, retail, entertainment and other	7.9	7.4	33.5	32.3
Gross revenues	91.7	84.8	378.2	363.6
Less promotional allowances	6.9	6.5	27.1	26.2
Net revenues	84.8	78.3	351.1	337.4

Costs and expenses:
Casino	16.0	15.5	64.1	64.1
Hotel	8.3	7.3	34.8	32.5
Food and beverage	13.7	12.4	55.5	52.6
Other operating expenses	2.9	2.8	11.5	11.3
Selling, general and administrative	29.9	28.4	122.6	115.1
Pre-opening costs	—	—	—	0.1
Depreciation and amortization	7.3	7.6	29.3	31.7
Total costs and expenses	78.1	74.0	317.8	307.4
Income from operations	$6.7	$4.3	$33.3	$30.0

EBITDA Reconciliation:
Net income (loss)	$0.2	$(2.8)	$7.0	$(15.1)
Interest expense	6.5	7.1	26.3	37.3
Depreciation and amortization	7.3	7.6	29.3	31.7
EBITDA	$14.0	$11.9	$62.6	$53.9
Numbers may vary due to rounding.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$0.2	$(2.8)	$7.0	$(15.1)
Interest expense	6.5	7.1	26.3	37.3
Depreciation and amortization	7.3	7.6	29.3	31.7
Gain on disposal of assets	—	—	—	(0.1)
Pre-opening costs	—	—	—	0.1
Management fee - related party	—	—	—	0.5
Loss on debt redemption	—	—	—	7.9
Other non-recurring and extraordinary expenses[1]	0.5	0.1	4.0	0.3
Adjusted EBITDA	$14.5	$12.0	$66.6	$62.6
Adjusted EBITDA Margin	17.1%	15.3%	19.0%	18.6%

Numbers may vary due to rounding.

1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “Credit Agreements”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

WPU - Slot
Stratosphere	114.49	107.71	117.89	107.91
Decatur	111.01	108.62	112.60	113.31
Boulder	69.72	69.35	73.17	73.37
Aquarius	139.88	126.64	140.32	138.21
ACEP Consolidated	111.40	105.21	113.48	110.78

WPU - Tables
Stratosphere	687.62	724.64	764.74	772.74
Decatur	479.85	452.90	509.50	502.28
Boulder	217.39	326.09	301.37	383.98
Aquarius	494.72	384.27	561.71	509.57
ACEP Consolidated	551.51	534.20	615.68	604.51

ADR
Stratosphere	51.74	48.59	51.15	49.99
Decatur	45.97	45.51	45.65	44.07
Boulder	40.85	42.08	42.96	41.01
Aquarius	46.22	43.67	50.57	49.70
ACEP Consolidated	49.36	46.75	50.28	49.19

Hotel Occupancy %
Stratosphere	78.5	70.4	83.2	79.1
Decatur	72.8	61.5	76.2	67.7
Boulder	53.5	42.9	51.5	45.8
Aquarius	42.2	39.8	51.4	49.5
ACEP Consolidated	62.5	56.3	68.5	64.9

Net Revenue
Stratosphere	39.2	35.5	162.2	151.2
Decatur	15.0	14.7	59.8	59.7
Boulder	8.0	7.7	32.0	31.9
Aquarius	22.5	20.4	96.9	94.2
Corporate	0.1	—	0.2	0.4
ACEP Consolidated	84.8	78.3	351.1	337.4
Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreements. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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